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Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
QWEST SERVICES CORPORATION

        Pursuant to Section 7-110-107 of the Business Corporation Act of the State of Colorado, the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

FIRST:	The name of the corporation is Qwest Services Corporation (the "Corporation").
SECOND:
The following Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors and the shareholders of the Corporation on December 14, 2001. The number of shares voted for the Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the amendment and restatement was sufficient for approval of that voting group.
THIRD:	The text of the Articles of Incorporation shall be amended and restated to read in its entirety as follows:

ARTICLE I
Name

        The name of the Corporation is Qwest Services Corporation.

ARTICLE II
Authorized Capital

        A.    Common Stock.    The Corporation shall have authority to issue 100,000 shares of common stock (the "Common Stock"), which shall be without par value and which shall have unlimited voting rights and, subject to the rights of holders of preferred stock, shall be entitled to receive the net assets of the Corporation upon dissolution.

        B.    Preferred Stock.    The Corporation shall have authority to issue 200,000 shares of preferred stock, including fractional shares thereof, which shall be without par value and shall be issuable from time to time in one or more series (the "Preferred Stock"). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with, or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.    Series A Preferred Stock.    There is hereby created the Series A Preferred Stock, which shall have the designations, preferences, limitations and relative rights as set forth below in this Section II.B.1.

            (a)    Designation and Rank.    This series of Preferred Stock shall be designated and known as the "Series A Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be 100,000 shares. The Series A Preferred Stock, with respect to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary, rank prior to the Common Stock.

            (b)    Dividends.    Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation which are, by law, available for such payment, cumulative dividends of 7.5% per share of Series A Preferred Stock per annum (calculated quarterly on the basis of a 360-day year), whether or not declared, payable in preference and priority to any payment of any dividend on Common Stock.

            (c)    Liquidation Preference.

              (1)   Subject to the rights of series of Preferred Stock which may from time to time come into existence, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the remaining assets of the Corporation legally available for distribution with respect to each share of Series A Preferred Stock an amount equal to the sum of (A) $10,000 per share, as adjusted for any stock dividends, combinations or splits with respect to such shares (the "Series A Original Issue Price"), plus (B) any accrued but unpaid dividends thereon, whether or not declared (such sum, the "Series A Liquidation Value"). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Liquidation Value, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

              (2)   Subject to the rights of series of Preferred Stock which may from time to time come into existence, after payment in full of the Series A Liquidation Value, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Common Stock.

              (3)   The value of any property not consisting of cash which is distributed by the Corporation to the holders of the Series A Preferred Stock pursuant to Section II.B.1(c)(1) or otherwise will equal the fair market value thereof. For purposes hereof, the "fair market value" of any property shall mean the fair market value thereof as determined in good faith by the Board of Directors.

            (d)    Voting Rights.    Except as otherwise required by the Colorado Business Corporation Act or other applicable law, no holder of outstanding shares of Series A Preferred Stock shall be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

            (e)    Redemption Rights.    The Corporation may, at its option, at any time after the date hereof and from time to time, redeem for cash out of the assets of the Corporation which are, by law, available for such payment any or all of the shares of Preferred Stock then issued and outstanding, at a price per share equal to the Series A Liquidation Value.

ARTICLE III
Agent—Offices

        A.    Registered Agent.    The street address of the registered office of the Corporation is 1675 Broadway, Denver, Colorado 80202, and the name of its registered agent at that address is The Corporation Company.

        B.    Principal Office.    The address of the Corporation's principal office is 1801 California Street, Suite 5100, Denver, Colorado 80202.

ARTICLE IV
Purpose—Powers

        A.    Purpose.    The purpose for which the Corporation is organized is to transact any lawful business or businesses.

        B.    Powers.    The Corporation shall have and may exercise all powers and rights granted or otherwise provided, including, but not limited to, all powers necessary or convenient to effect the Corporation's purpose.

ARTICLE V
Preemptive Rights

        No shareholder of the Corporation shall be entitled as of right to acquire additional unissued shares of the Corporation or securities convertible into such shares or carrying a right to subscribe for or to acquire such shares.

ARTICLE VI
Board of Directors

        The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors which shall consists of one or more members, with the number of directors fixed by the bylaws of the Corporation. The directors shall be elected at each annual meeting of the shareholders, provided that vacancies may be filled by election by the remaining directors, though less than a quorum, or by the shareholders at a special meting called for that purpose. Despite the expiration of his or her term, a director continues to serve until his or her successor is elected and qualifies.

ARTICLE VII
Cumulative Voting

        Cumulative voting shall not be permitted in the election of directors.

ARTICLE VIII
Limitation on Director Liability

        There shall be no personal liability, either direct or indirect, of any director of the Corporation to the Corporation or to its shareholders for monetary damages for any breach or breaches of fiduciary duty as a director; except that this provision shall not eliminate the liability of a director to the Corporation or to its shareholders for monetary damages for any breach, act, omission or transaction as to which the Colorado Business Corporation Act or any successor law (as in effect from time to time) prohibits expressly the elimination of liability. This provision shall not eliminate the liability of a director to the Corporation or to its shareholders for monetary damages for any act or omission occurring prior to the date when this provision becomes effective (which is the date of the Corporation's incorporation). This provision shall not limit the rights of directors of the Corporation for indemnification or other assistance from the Corporation. Any repeal or modification of the foregoing provisions of this Article shall not affect adversely any elimination of liability, right or protection of a director of the Corporation with respect to any breach, act, omission or transaction of such director occurring prior to the time of such repeal or modification.

ARTICLE IX
Indemnification

        The Corporation may indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against any liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of the Corporation or, while serving as a director, officer, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan to the extent and in the manner provided in any bylaw, resolution of the directors, resolution of the shareholders, contract, or otherwise, so long as such indemnification is legally permissible.

ARTICLE X
Quorum and Voting Requirements for Shareholders' Meetings

        A.    Quorum.    A Majority of the outstanding shares of Common Stock shall constitute a quorum at any meeting of shareholders.

        B.    Voting.    Except as is otherwise required by the Colorado Business Corporation Act or any successor law (as in effect from time to time), action on a matter other than the election of directors is approved if a quorum exists and if the votes of the outstanding shares of Common Stock cast favoring the action exceed the votes cast opposing the action.

        IN WITNESS WHEREOF, Qwest Services Corporation has caused these Amended and Restated Articles of Incorporation to be duly executed as of the 14th day of December, 2001.

QWEST SERVICES CORPORATION
By:	/s/ YASH A. RANA
Name:	Yash A. Rana
Title:	Vice President, Senior Associate General Counsel and Assistant Secretary

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  Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF QWEST SERVICES CORPORATION
ARTICLE I Name
ARTICLE II Authorized Capital
ARTICLE III Agent—Offices
ARTICLE IV Purpose—Powers
ARTICLE V Preemptive Rights
ARTICLE VI Board of Directors
ARTICLE VII Cumulative Voting
ARTICLE VIII Limitation on Director Liability
ARTICLE IX Indemnification
ARTICLE X Quorum and Voting Requirements for Shareholders' Meetings